EXHIBIT 14

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS

I. Introduction

This Code of Ethics for Senior Financial Officers (“Code”) is applicable to the Chief Executive Officer, Treasurer, Controller or any persons performing similar functions, of Fremont Michigan InsuraCorp, Inc. and its subsidiary Fremont Insurance Company (collectively, the “Company”).

While all employees are expected to maintain honest and ethical conduct in all aspects of the Company’s business, we expect the highest possible standards from our senior financial officers. You are setting an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment and any violations will be dealt with severely.

II. Principles Governing Ethical Conduct

a. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

b. Perform assigned responsibilities with a view to causing periodic reports filed with the Securities and Exchange Commission (the “SEC”) to contain information that is accurate, complete, fair, and understandable.

c. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

d. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

e. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

f. Proactively promote ethical behavior among subordinates and peers.

g. Advance the Company’s legitimate interests when the opportunity arises.

III. Accountability for Adherence to the Code

The Governance Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this policy, except for paragraph II.b, with respect to which the Audit Committee shall have such power.

IV. Waivers of the Code

Any waiver of this Code must be made only by the Board of Directors in its sole discretion and will be promptly disclosed as required by law.

V. Certification

This certifies that I have received, read and understand the Company’s Code of Ethics for Senior Financial Officers. By signing below, I agree to follow the Company’s Code of Ethics for Senior Financial Officers.

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